EXHIBIT 3.1

SECRETARY OF STATE

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full; true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of FEB 22 2000 /s/ Bill Jones Secretary of State

ARTICLES OF INCORPORATION
OF
FEEL GOLF CO., INC.

ARTICLE I

       The name of this corporation is FEEL GOLF CO., INC.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code,

ARTICLE III

The name and address in the State of California of this Corporation's initial, agent for service of process is:

LEE MILLER
25943 Deer Run Lane
Salinas, CA 93908

ARTICLE IV

This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue Is five million (5,000,000).

ARTICLE V

The liability of the directors of the Corporation for monetary damages shall be elbininated to the fullest extent permissible under California law.

ARTICLE VI

The Corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

Dated: February 11, 2000	/s/ Lee Miller Lee Miller, Incorporator

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

The undersigned certify that:
of the Board
1. They are the chairman and the secretary, respectively, of Feel Golf Co., inc., a California corporation.

2. Article IV the Articles of incorporation of this corporation is emended to read as follows:

This Corporation is authorized to issue only one class of shares of stock; and the totel number of shares which this Corporation is authorized to issue is one hundred million (100,000,000). The par value of this stock should be $0.001 per share.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 002, California CorporattOns Coda. The total number of outstanding shares of the corporation is 66,210. The number of shares voting In favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than &0%.

DATE: September 6, 2000

/s/ Lee Miller Lee Miller, Chairman of the Board /s/ Michael A. Strahi Michael A. Strahi, Secretary	We further declare under penalty of perjury under they laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge,

State of California
Secretary of State

CERTIFICATE OF STATUS
DOMESTIC CORPORATION

I, BRUCE MoPHERSON, Secretary of State of the State of California, hereby certify:

That on the 14th day of February, 2000, FEEL GOLF CO, INC, became incorporated under the laws of the State of California by filing its Articies'of Incorporation in this office; and

That said corporation's corporate powers, rights and privileges are not suspended on the records of this office; and

That according to the records of this office, the said corporation is authorized to. exercise all its corporate powers, rights and privileges and is In good legal standing in the State of California; and

That no information Is available in this office on the financial condition, business activity or practices of this corporation.

IN WITNESS WHEREOF, I execute
this certificate and affix the Great Seal
of the State of California this day of

/s/ BRUCE MoPHERSON BRUCE MoPHERSON, Secretary of State